Exhibit 99.1

GeoVax Reports 2019 First Quarter Financial Results

and Highlights Corporate Development Progress

ATLANTA, GA, May 14, 2019 – GeoVax Labs, Inc. (OTCQB: GOVXD), a biotechnology company developing human vaccines, today announced its financial results for the three months ended March 31, 2019 and provided an update on its corporate development progress.

David A. Dodd, GeoVax’s President and CEO, commented, “To date during 2019, we continue to make progress in several of our key focus areas despite the limited capital resources which have constrained our activities. Nonetheless, through the efforts of our dedicated staff here are a few recent examples of our collaboration and funding achievements:

-

Cancer Immunotherapy – We continued our work with Leidos, Inc. under our collaboration to evaluate delivery of Leidos’ novel PD-1 checkpoint inhibitors with our MVA-VLP platform for multiple immunotherapeutic vaccine candidates;

-

Malaria Vaccine – We expanded our relationship with Leidos to include development of malaria vaccine candidates supported under a contract to Leidos from the United States Agency for International Development (USAID) Malaria Vaccine Development Program (MVDP);

-

Lassa Fever Vaccine – We continued our progress in this program with support from a U.S. Department of Defense grant to advance the vaccine through nonhuman primate testing and manufacturing process development in preparation for human clinical trials;

-

Zika, Lassa, Ebola and Marburg Vaccines, Unique Delivery – We began a collaboration with Enesi Pharma related to their novel, needle-free ImplaVax® device. We expect this program to result in development of thermostable solid-dose needle-free vaccines for a variety of infectious diseases;

-

HIV Preventive Vaccine – We are progressing to the next stage of human clinical testing with support from the HIV Vaccine Trials Network (HVTN) and funding from the National Institute of Allergy and Infectious Diseases (NIAID). We expect HVTN to begin the next study (HVTN 132) within the next several months;

-

HIV “Cure” Program; Our collaboration with American Gene Technologies International, Inc. (AGT), for use of our vaccine in combination with AGT’s gene therapy for development of a functional cure for HIV, is on track to enter human clinical trials sponsored by AGT during the second half of 2019. We also are continuing discussions with other consortiums for the use of our vaccine in similar efforts toward developing a cure for HIV infection;

-

Joint Development Collaborations – We continue to engage in promising discussions related to various joint development collaborations that may result in full product development agreements, as well as strategic investments by potential partners.

Mr. Dodd continued, “We are intent upon entering clinical development status for one or more of our development programs within the next 12-18 months, expanding beyond and building upon, our HIV clinical trials. To that end, our goals include restructuring our equity capital, including new capital investment, with our shares trading on a more acceptable stock exchange (e.g. Nasdaq) that will support and sustain the level of operational investment necessary to proceed into human clinical trials. On May 2, 2019, we took one step toward realizing this goal by effecting a one-for-five hundred (1:500) reverse split of our common stock, following shareholder approval of the reverse split on April 15. While this may be an unpopular action among some of our shareholders, it is necessary to ensure our access to the capital critical to continue with and, more importantly, to accelerate our promising product development. There is still additional work needed to be done before we can realistically achieve a Nasdaq listing and a larger capital raise, but that remains our goal and we are confident we will be successful – the promise of our science is too good for us to fail.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2019 of $701,454, or $1.43 per share, based on 491,707 weighted-average shares outstanding. For the three months ended March 31, 2018, the Company reported a loss of $621,813, or $2.50 per share, based on 248,340 weighted-average shares outstanding. The Company reported revenues of $364,232 for the three months ended March 31, 2019, primarily related to grants from the NIH. This compares to $221,299 of grant revenues reported for the same period in 2018. Research and development (R&D) expenses were $555,718 for the three months ended March 31, 2019, compared with $486,994 for the comparable period in 2018. General and administrative (G&A) expenses were $510,064 and $357,228 for the three months ended March 31, 2019 and 2018, respectively. Cash balances were $175,985 at March 31, 2019, as compared to $259,701 at December 31, 2018.

MORE

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform. On this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens within (in vivo) the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s current development programs are focused on preventive vaccines against HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines against chronic Hepatitis B infections and cancers. The Company has designed the leading preventative HIV vaccine candidate to fight against the subtype of HIV prevalent in the larger commercial markets of the Americas, Western Europe, Japan, and Australia; this program is currently undergoing human clinical trials managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of collaborative efforts to develop an immunotherapy as a functional cure for HIV. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the SEC including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

MORE

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
Grant and collaboration revenues	$364	$221

Operating expenses:
Research and development	556	487
General and administrative	510	357
	1,066	844
Loss from operations	(702)	(623)
Other income (expense), net	1	1

Net loss	$(701)	$(622)

Net loss per common share	$(1.43)	$(2.50)

Weighted average common shares outstanding	491,707	248,340

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	March 31, 2019	Dec. 31, 2018
Assets:
Cash and cash equivalents	$176	$260
Other current assets	272	360
Total current assets	448	620

Property, net	14	11
Other assets	11	11
Total assets	$473	$642

Liabilities and stockholders’ equity (deficiency)
Current liabilities	$1,645	$1,624
Note payable, net of current portion	35	40
Stockholders’ equity (deficiency)	(1,207)	(1,022)
Total liabilities and stockholders’ equity (deficiency)	$473	$642

Common Shares Outstanding	556,489	437,807

###